Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Serina Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	-	-	-	0.00015310	$1,531.77
Fees to be Paid	Equity	Preferred Stock, $0.0001 par value per share	457(o)	-	-	--	-	-
Fees to be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-
Fees to be Paid	Equity	Warrants	457(o)	-	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf		457(o)	-		$100,000,000	0.00015310	$15,310

	Total Offering Amounts					$100,000,000		$15,310

	Total Fee Previously Paid							-

	Total Fee Offsets							-

	Net Fee Due							$15,310

(1)There are being registered hereunder such indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of debt securities and such indeterminate number of warrants, as shall have an aggregate initial offering price not to exceed $100,000,000. If any debt securities are issued at an original issue discount, then the offering price of such debt securities shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum initial offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder. The securities registered also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or rights or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. Pursuant to Rule 416 under the Securities Act, the securities registered hereby also include an indeterminate number of additional securities as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations, or other similar transactions.

(2)The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Item 16(b) of Form S-3 under the Securities Act.

(3)Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.